EXHIBIT 99.1

PRESSRELEASE

www.caldive.com

Cal Dive International, Inc. • 400 N. Sam Houston Parkway East, Suite 400 • Houston, TX 77060-3500 • 281-618-0400 • Fax: 281-618-0505

For Immediate Release Date: November 2, 2004	Contact: Wade Pursell Title: Chief Financial Officer	04-019

Cal Dive Reports Record Third Quarter Earnings of 59 Cents

HOUSTON, TX — Cal Dive International, Inc. (Nasdaq: CDIS) reported third quarter net income of $22.8 million, or $0.59 per diluted share, a 146% improvement over the year ago net income of $8.9 million, or $0.24 per diluted share. Third quarter revenues of $132.0 million increased 27% over the year ago quarter due primarily to improved levels of oil and gas production and higher commodity prices.

Summary of Results

(in thousands, except per share amounts and percentages)

	Third Quarter		Second Quarter	Nine Months
	2004	2003	2004	2004	2003
Revenues	$131,897	$103,855	$127,701	$380,403	$294,594
Gross Profit	45,726	24,005	41,415	118,883	67,398
	35%	23%	32%	31%	23%
Net Income	22,794	8,937	18,208	54,647	23,886
	17%	9%	14%	14%	8%
Diluted Earnings per share	0.59	0.24	0.47	1.41	0.63

Owen Kratz, Chairman and Chief Executive Officer of Cal Dive, stated, “This was our second successive quarter of record earnings and it is especially noteworthy that we achieved an overall EBITDA margin of 49%. Although the contributions from our Oil and Gas Production segment were flat compared with the second quarter due to the impact of Hurricane Ivan, the performance of the Marine Contracting segment improved sequentially due to seasonality and a gradually improving marketplace. The contribution from our new Production Facilities segment ramped up as expected following the mid-July commencement of production at Marco Polo.

“Following the two record quarters, and with the Marine Contracting segment benefiting from the fourth quarter clean up work, created by Hurricane Ivan, we now estimate 2004 earnings to be between $1.90 and $2.00 per share.”

Financial Highlights

*	Revenues: The $28.0 million increase in year-over-year third quarter revenues reflects significantly higher oil and gas production and increases in commodity prices.

*	Margins: Gross profit margin of 35% was twelve points better than the year ago quarter due primarily to the increased commodity prices and an improved market for the Marine Contracting fleet, especially the Q4000.

*	SG&A: $10.9 million increased $2.3 million from the same period a year ago due to the new Marine Contracting compensation system and the ERT incentive compensation program. With this increase, SG&A was 8% of third quarter revenues, flat with the year ago level.

*	Equity in Earnings: $3.1 million reflects our share of Deepwater Gateway, L.L.C.’s earnings for the quarter. Tariff revenue began this quarter following the beginning of production at the Marco Polo TLP in mid-July.

*	Debt: EBITDA of $64.2 million for the third quarter enabled us to reduce total debt to $149.7 million (from $183 million at June 30, 2004) and build $49.9 million of unrestricted cash. This represents a debt to book capitalization ratio of 23% and a net debt (total debt less unrestricted cash) to book capitalization ratio of 17%. During the third quarter we closed a new $150 million revolving credit facility with a syndicate of banks which was undrawn upon as of September 30, 2004.

Further details are provided in the slide presentation for Cal Dive’s quarterly conference call (see the Investor Relations page of www.caldive.com). The call, scheduled for 9:00 a.m. Central Standard Time on Wednesday, November 3 will be webcast live. A replay will be available from the Audio Archives page.

Cal Dive International, Inc., headquartered in Houston, Texas, is an energy service company which provides alternate solutions to the oil and gas industry worldwide for marginal field development, alternative development plans, field life extension and abandonment, with service lines including marine diving services, robotics, well operations, facilities ownership and oil and gas production.

This press release and attached presentation contain forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings relating to services; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; as described from time to time in our reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ending December 31, 2003. We assume no obligation and do not intend to update these forward-looking statements.

CAL DIVE INTERNATIONAL, INC.
Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
(000's omitted, except per share data)	2004	2003	2004	2003
	(unaudited)
Net Revenues	$131,987	$103,855	$380,403	$294,594
Cost of Sales	86,261	79,850	261,520	227,196

Gross Profit	45,726	24,005	118,883	67,398
Selling and Administrative	10,926	8,620	34,746	26,201

Income from Operations	34,800	15,385	84,137	41,197
Equity in Earnings (Losses) of Deepwater Gateway, L.L.C.	3,062	—	4,372	(107)
Interest Expense, net & Other	838	855	3,635	2,927

Income Before Income Taxes	37,024	14,530	84,874	38,163
Income Tax Provision	13,237	5,231	28,486	13,739

Income Before Change in Accounting Principle	23,787	9,299	56,388	24,424
Cumulative Effect of Change in Accounting Principle, net	—	—	—	530

Net Income	23,787	9,299	56,388	24,954
Preferred Stock Dividends and Accretion	993	362	1,741	1,068

Net Income Applicable to Common Shareholders	$22,794	$8,937	$54,647	$23,886

Other Financial Data:
Income from Operations	$34,800	$15,385	$84,137	$41,197
Equity in Earnings (Losses) of Deepwater Gateway, L.L.C.	3,062	—	4,372	(107)
Depreciation and Amortization:
Marine Contracting	9,049	8,223	26,862	24,371
Oil and Gas Production	17,316	9,245	52,083	25,450

EBITDA (1)	$64,227	$32,853	$167,454	$90,911

Weighted Avg. Shares Outstanding:
Basic	38,294	37,665	38,141	37,618
Diluted	39,418	37,776	39,413	37,715

Earnings Per Share:
Basic	$0.60	$0.24	$1.43	$0.63
Diluted	$0.59	$0.24	$1.41	$0.63

(1)	The Company calculates EBITDA as earnings before net interest expense, taxes, depreciation and amortization. EBITDA and EBITDA margin (defined as EBITDA divided by net revenue) are supplemental non-GAAP financial measurements used by CDI and investors in the marine construction industry in the evaluation of its business due to the measurements being similar to income from operations.

Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS' EQUITY
(000's omitted)	Sept. 30, 2004	Dec. 31, 2003		Sept. 30, 2004	Dec. 31, 2003)
	(unaudited)			(unaudited)
Current Assets:			Current Liabilities:
Cash and equivalents	$49,859	$8,811	Accounts payable	$39,235	$50,897
Accounts receivable	98,945	96,607	Accrued liabilities	65,884	36,850
Other current assets	44,761	25,232	Current mat of L-T debt	8,765	16,199

Total Current Assets	193,565	130,650	Total Current Liabilities	113,884	103,946

Net Property & Equipment:			Long-term debt	140,919	206,632
Marine Contracting	413,826	420,834	Deferred income taxes	115,120	89,274
Oil and Gas Production	171,562	197,969	Decommissioning liabilities	73,538	75,269
Production Facilities — Deepwater Gateway	54,481	34,517	Other long term liabilities	1,353	2,042
Goodwill	82,682	81,877	Convertible preferred stock	54,549	24,538
Other assets, net	28,057	16,995	Shareholders' equity	444,810	381,141

Total Assets	$944,173	$882,842	Total Liabilities & Equity	$944,173	$882,842